TRANSLATED From Japanese to English:

Unveiled for the first time at the

Ukraine Mine Action Conference (UMAC2025)

JIKAI – the world’s first magnetic detection technology developed in Japan

World Scan Project Corporation (Head Office: Shinjuku, Tokyo; CEO: Ryohei Uetaki; hereafter “WSP”), a subsidiary of World Scan Project Inc. (OTC: WDSP) participated in the Ukraine Mine Action Conference (UMAC2025) held in Tokyo on October 22–23, where the company gave a presentation and exhibited a booth featuring its proprietary high-performance next-generation magnetic field sensor, “JIKAI.”

UMAC2025 is an international conference aimed at strengthening global coordination in humanitarian mine action and aid in support of Ukraine’s recovery, where landmines and unexploded ordnance remain widespread due to the war. Following the 2023 edition in Croatia and the 2024 edition in Switzerland, the conference took place in Tokyo on October 22–23, 2025.

At a side event held on Wednesday the 22nd, the CTO gave a presentation on not only the performance of "JIKAI" but also its potential use in mine clearance activities. WSP also had a booth exhibit and had the opportunity to exchange opinions with local companies and organizations engaged in humanitarian aid and mine clearance in Ukraine. Many expressed their hopes for the use of JIKAI, and several companies even recommended testing and practical use of the system in local test fields.

The high-performance magnetic field sensor “JIKAI”, developed by WSP, is an innovative device that achieves ultra-high sensitivity of 15–20 picotesla (pT) - well beyond conventional fluxgate methods. It employs the proprietary “JIKAI Method,” an in-house–developed detection principle. Compact, lightweight, and highly rugged, JIKAI can be mounted on drones or underwater robots. By enabling measurements in areas inaccessible or dangerous for people, it is expected to reduce personnel exposure risk and is particularly promising for mine and UXO detection. Integrated with the dedicated software “JIKAI-VISION,” acquired data can be visualized as heat maps and over geospatial layers. As a Japan-origin advanced technology that pushes the limits of magnetic measurement, JIKAI is expected to enable broader international collaboration and application.

Building on insights gained through discussions with local stakeholders and international organizations, WSP will accelerate development and implementation to bring Japan-origin magnetic sensing technology to humanitarian field operations. As a technology that supports safe and sustainable recovery, we will continue to expand the social value of JIKAI worldwide.

＜Forward-Looking Statements＞

This release may contain forward-looking statements. These statements are based on information currently available to the Company and on certain assumptions, and they involve known and unknown risks and uncertainties. Actual results may differ materially from those expressed or implied. Expressions such as “expects,” “anticipates,” “plans,” “intends,” and “scheduled to” denote forward-looking statements. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements. Please understand that actual results may differ from forecasts and refer to the Company’s registration statements and reports filed with the U.S. Securities and Exchange Commission (SEC) (www.sec.gov).

＜About World Scan Project Corporation＞

Representative: Ryohei Uetaki, CEO

Founded: January 22, 2020

Headquarters: 2-18-23 Nishiwaseda, Shinjuku-ku, Tokyo, Japan

Main Business: Research, design, manufacturing, sales, and export of robots, drones, sensors,
Web3 infrastructure, general-purpose IoT devices, and related products.

Collaborative Research Partners: Kyushu University, Nagoya University, The University of Tokyo

Website: https://world-scan-project.com/